Exhibit 10.1

SECOND AMENDED AND RESTATED CONSOLIDATED UNSECURED PROMISSORY NOTE

$7,750,000	March 21, 2012 (the “Note Date”)

FOR VALUE RECEIVED, APARTMENT TRUST OF AMERICA HOLDINGS, L.P., a Virginia limited partnership, f/k/a Grubb & Ellis Apartment REIT Holdings, L.P. (“Borrower”), unconditionally promises to pay to the order of G&E APARTMENT LENDER, LLC, a Delaware limited liability company (“Lender”), in the manner and at the place hereinafter provided, the principal amount of Seven Million Seven Hundred Fifty Thousand Dollars ($7,750,000).

WHEREAS, Borrower previously executed a consolidated unsecured promissory note (the “Original Note”) in favor of NNN Realty Advisors, Inc., a Delaware corporation (“Original Lender”), dated November 10, 2009, with a face principal amount of $9,100,000. Borrower and Original Lender subsequently amended and restated the Original Note pursuant to that certain Amended and Restated Consolidated Unsecured Promissory Note (the “First Amended Note”), dated August 11, 2010, in the original face principal amount of $7,750,000, made by Borrower in favor of Original Lender. Original Lender subsequently assigned to Lender all of its right, title and interest, in to and under the First Amended Note pursuant to that certain Allonge to Note dated as of February 2, 2011 made by Original Lender in favor of Lender.

WHEREAS, Borrower and Lender have agreed to further amend and restate the First Amended Note pursuant to this Second Amended and Restated Consolidated Unsecured Promissory Note (this “Note”).

1. Maturity Date. The outstanding principal amount of the Note, any accrued but unpaid interest thereon and all other amounts due under this Note, shall be automatically due and payable on the Maturity Date.

2. Right to Purchase Extension Option. Lender hereby grants to Borrower the right to purchase one option to extend the Maturity Date of this Note for a period of six (6) months, from July 17, 2012 to January 17, 2013 (the “Right to Purchase Extension Option”), subject to the following terms and conditions:

(a) Borrower may exercise the Right to Purchase Extension Option, if at all, by delivering written notice of Borrower’s election to purchase the Extension Option (hereinafter defined) to Lender not more than thirty (30) days after the Note Date;

(b) At the time Borrower notifies Lender of Borrower’s election to purchase the Extension Option, there shall not exist any Event of Default, nor any condition or state of facts which after notice and/or lapse of time would constitute an Event of Default; and

(c) Borrower’s purchase of the Extension Option shall be conditioned on payment to Lender, within five (5) business days after delivery to Lender of Borrower’s notice of election to purchase the Extension Option, of a non-refundable option purchase fee for the Purchase Extension Option in an amount equal to one percent (1.00%) of the face principal amount of this Note.

3. Extension Option. If Borrower purchases the Extension Option pursuant to Section 2, above, Borrower shall have the option to extend (the “Extension Option”) the Maturity Date of this Note for a period of six (6) months, from July 17, 2012 to January 17, 2013 (the “Extended Maturity Date”), subject to the following terms and conditions:

(a) Borrower shall exercise the Extension Option, if at all, by delivering written notice of exercise to Lender not less than sixty (60) days prior to the Maturity Date;

(b) At the time of the exercise, and on the original Maturity Date, there shall not exist any Event of Default, nor any condition or state of facts which after notice and/or lapse of time would constitute an Event of Default;

(c) Borrower shall pay to Lender, within five (5) business days after delivery to Lender of Borrower’s notice of exercise, a non-refundable extension fee for the Extension Option in an amount equal to one percent (1.00%) of the face principal amount of this Note; and

(d) Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Lender in connection with the proposed extension (pre- and post-closing), including reasonable attorneys’ fees incurred by Lender; all such costs and expenses incurred up to the time of Lender’s written agreement to the extension shall be due and payable prior to Lender’s execution of that agreement (or if the proposed extension does not become effective, then promptly upon demand by Lender), and any future failure to pay such amounts shall constitute an Event of Default under this Note.

All terms and conditions contained in this Note shall continue to apply to the Extension Period except that from and after the original Maturity Date, the term “Maturity Date” shall mean the Extended Maturity Date. As used herein, “Extension Period” shall mean that period from the original Maturity Date to the Extended Maturity Date.

4. Interest Rate.

(a) From and after the Note Date until the Maturity Date, interest on the unpaid principal amount of this Note shall accrue at a rate per annum equal to the Original Term Interest Rate (capitalized terms used herein and not otherwise defined herein shall have the meanings provided in Schedule A attached hereto), provided that any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate per annum equal to the Original Term Default Interest Rate set forth on Schedule A.

(b) During the Extension Period, interest on the unpaid principal amount of this Note shall accrue at a rate per annum equal to the Extension Period Interest Rate, provided that any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate per annum equal to the Extension Period Default Interest Rate set forth on Schedule A.

(c) All computations of interest shall be made by Lender on the basis of a 365-day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

5. Payments.

(a) Interest on this Note shall be payable in arrears on the first day of each month beginning on the Commencement Date, each date on which an installment of principal is due and payable hereunder, upon any prepayment of this Note (to the extent accrued on the amount being prepaid) and at maturity.

(b) All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Lender located at 40 Danbury Road, Wilton, Connecticut 06897, or at such other place as Lender may direct. Whenever any payment on this Note is stated to be due on a day that is not a Business Day (as defined herein), such payment shall instead be made on the next Business Day and such extension of time shall be included in the computation of interest payable on this Note. Each payment made hereunder shall be credited first to interest then due and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited. Each of Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof the Lender and any subsequent holder of this Note will mutually agree on the amount of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the Commonwealth of Virginia or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

6. Exit Fee. If Borrower exercises the Extension Option, then concurrently with the repayment in full of all principal and interest owing under this Note, regardless of when such repayment is made, whether as a prepayment, at stated maturity, declaration, acceleration demand or otherwise, Borrower shall pay to Lender an exit fee (the “Exit Fee”) in an amount equal to one percent (1.0%) of the face principal amount of this Note.

7. Prepayments. Prior to the original Maturity Date, Borrower shall not be permitted to prepay the principal balance of this Note in whole or in part. During the Extension Period, if any, Borrower shall have the right, at any time prior to the Extended Maturity Date, to prepay the principal balance of this Note in whole, but not in part. Any prepayment hereunder shall be accompanied by the payment of the Exit Fee, the payment of all accrued interest under the Note as of the date of such prepayment, and the payment of all other amounts due under this Note.

8. Covenants. Borrower covenants and agrees that until this Note is paid in full it will:

(a) promptly provide to Lender financial and operational information with respect to Borrower or any of its subsidiaries as Lender may reasonably request;

(b) promptly after the occurrence of an Event of Default (as defined herein) or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Default, provide Lender with a certificate of the chief executive officer, chief financial officer or general partner(s) of Borrower specifying the nature thereof and Borrower’s proposed response thereto; and

(c) not merge or consolidate with any other Person (as defined herein), or sell, lease or otherwise dispose of all or any substantial part of its property or assets to any other Person.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, bank, trust or other enterprise, whether or not a legal entity, or any government or political subdivision or any agency, department or instrumentality thereof.

9. Representations and Warranties. Borrower hereby represents and warrants to Lender that:

(a) it is a duly organized and validly existing limited partnership in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note;

(b) this Note constitutes the duly authorized, legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms;

(c) all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Note have been granted;

(d) the execution, delivery and performance by Borrower of this Note do not and will not violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or partnership agreement of Borrower;

(e) other than as previously disclosed by Apartment Trust of America, Inc. in its periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Borrower, threatened against Borrower or any of its subsidiaries or any of their respective assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its subsidiaries, taken as a whole, or the ability of Borrower to comply with its obligations hereunder; and

(f) the proceeds of the loan evidenced by this Note (the “Loan”) have been used by Borrower for the purpose of acquiring real property.

10. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) failure of Borrower to pay any installment of principal or interest thereon due under this Note within five business days after the date due, or failure of Borrower to pay any principal, interest or other amount due under this Note when otherwise due, whether at stated maturity, declaration, acceleration, demand or otherwise; or

(b) failure of Borrower to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Note; or

(c) any representation or warranty made by Borrower to Lender in connection with this Note shall prove to have been false in any material respect when made; or

(d) any order, judgment or decree shall be entered against Borrower decreeing the liquidation, dissolution or split-up of Borrower; or

(e) suspension of the usual business activities of Borrower or the complete or partial liquidation of Borrower’s business; or

(f)(i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against Borrower under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or over all or a substantial part of its property shall have been entered, or the involuntary appointment of an interim receiver, trustee or other custodian of Borrower for all or a substantial part of its property shall have occurred, or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower and, in the case of any event described in this clause (ii), such event shall have continued for 60 days unless dismissed, bonded or discharged; or

(g) an order for relief shall be entered with respect to Borrower or Borrower shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or Borrower shall make an assignment for the benefit of creditors, or Borrower shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due, or the board of directors or general partner(s) of Borrower (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

(h) Borrower shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Note or any endorsement of this Note or any other obligation to Lender; or

(i) any provision of this Note or any provision hereof or thereof shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part.

11. Remedies. Upon the occurrence of any Event of Default specified in Section 6(h) or 6(i) above, and upon Borrower’s receipt of written notice of any Event of Default from Lender, the principal amount of this Note, together with accrued interest thereon, shall become immediately due and payable. Upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrower, declare the principal amount of this Note, together with accrued interest thereon, to be due and payable, and the principal amount of this Note, together with such interest, shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Borrower). From and after any Event of Default until such time as the Event of Default has been cured, the Default Interest Rate shall be applicable.

12. Miscellaneous.

(a) All notices and other communications provided for hereunder shall be in writing (including telefacsimile communication) and mailed, telecopied or delivered by overnight courier as follows: if to Borrower, at its address specified opposite its signature below and, if to Lender, at Lender’s address in Section 4 above or, in each case, at such other address as shall be designated by Lender or Borrower. All such notices and communications shall, when mailed, telecopied or delivered by overnight courier, be effective when deposited in the mail, sent by telecopier or delivered to the overnight courier, as the case may be.

(b) Borrower shall indemnify Lender against any losses, claims, damages and liabilities and related expenses, including counsel fees and expenses, incurred by Lender arising out of or in connection with or as a result of the transactions contemplated by this Note. In particular, Borrower shall pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection and enforcement of this Note.

(c) No failure or delay on the part of Lender or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Borrower and Lender shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Lender would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand.

(d) Borrower and any endorser of this Note hereby consent to renewals and extensions of time at or after the Maturity Date, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(e) Borrower shall, as a condition precedent to the effectiveness of this Note, reimburse Lender for all costs reasonably incurred by Lender (including the reasonable fees and expenses of attorneys) in connection with the negotiation, preparation, execution and delivery of this Note.

(f) This Note amends and restates in its entirety that certain Amended and Restated Consolidated Unsecured Promissory Note dated as of August 11, 2010.

(g) Nothing contained herein shall waive, release or otherwise affect Borrower’s obligation to pay any interest which accrued under the First Amended Note, prior to the Note Date.

(h) THE PARTIES HEREBY AGREE THAT THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF BORROWER’S FORMATION, THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE ORIGINAL NOTE OR THE FIRST AMENDED NOTE, THE PARTIES HEREBY AGREE THAT THIS PROVISION SHALL RETROACTIVELY APPLY TO THE ORIGINAL NOTE AND THE FIRST AMENDED NOTE.

(i) Consent to Exclusive Jurisdiction; Venue; Waiver of Jury Trial and Certain Damages. BORROWER HEREBY IRREVOCABLY AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING, IF ANY, ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER FINANCING DOCUMENTS WHICH BORROWER DESIRES TO COMMENCE, INSTITUTE OR BRING SHALL BE COMMENCED, INSTITUTED OR BROUGHT BY BORROWER EXCLUSIVELY IN FEDERAL OR STATE COURT LOCATED IN VIRGINIA. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY

MAILING OF A COPY OF SUCH PROCESS TO BORROWER AT THE ADDRESS PROVIDED OPPOSITE TO BORROWER’S SIGNATURE BELOW. BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. ALL MAILINGS UNDER THIS SECTION SHALL BE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. EACH OF BORROWER AND LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER FINANCING DOCUMENT AND (B) ANY RIGHT TO CLAIM OR RECOVER IN ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS NOTE ANY SPECIAL EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, DIRECT DAMAGES.

BORROWER’S INITIALS

13. Release. Borrower releases Lender and its parents, subsidiaries, affiliates and their respective agents, employees, directors, officers, shareholders and their successors and assigns (collectively, the “Lender Parties”) from and against any and all acts, causes of action, suits, obligations, liabilities, demands, damages, cost or expense or other claims of Borrower of any nature whatsoever, sounding in tort, contract, equity or otherwise, known or unknown, fixed or contingent (collectively, the “Liabilities”), which arose or will arise on or before the Note Date from or out of, or are based upon or in any way related to the Original Note, the First Amended Note, the Loan, the administration of the Loan, this Note or the negotiation of this Note, including but not limited, to any act, actions, payment to be made and performed under this Note, or any representation, warranty, express or implied, made with respect thereto or thereunder.

Borrower understands that it may later discover facts in addition to or different from the facts it now believes to be true and that it may later discover claims it does not now suspect. The parties intend for this release to operate as a final and irrevocable release of all of Borrower’s claims above described, and accordingly agree that this release may not be terminated or rescinded because of any later discovery by Borrower of different or additional facts or any unknown or unsuspected past claim.

Borrower represents and warrants that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any matter released hereby or any portion thereof or interest therein and shall indemnify, defend and hold the Lender Parties harmless from and against any and all claims based on or arising out of any such assignment or transfer or purported assignment or transfer.

BORROWER’S INITIALS

14. Registration. This Note is issuable as a registered note only. Borrower shall keep at its principal office a register in which the Borrower shall provide for the registration and transfer of this Note. Upon surrender for registration of transfer of the Note at the principal office of Borrower, Borrower shall, promptly and at its expense, cause to be executed and delivered by the Borrower one or more new Notes of like tenor and of a like aggregate principal amount, which Notes shall be registered in the name of such transferee or transferees. At the option of the applicable purchaser, its Note may be exchanged for Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Borrower. Whenever any Notes are so surrendered for exchange, Borrower shall, at its expense, cause to be executed and delivered the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.

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IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the Note Date at Lender’s address.

BORROWER:

APARTMENT TRUST OF AMERICA HOLDINGS, L.P., a Virginia limited partnership

	By:	APARTMENT TRUST OF AMERICA, INC., a Maryland corporation, its general partner

Address: 4901 Dickens Road		By: /s/ Gustav G. Remppies
Suite 101		Name: Gustav G. Remppies
Richmond, VA 23230		Title: President

LENDER:

G&E APARTMENT LENDER, LLC, a Delaware limited liability company

	By:	/s/ Sean Armstrong
Name: Sean Armstrong
Title: Authorized Signer

	By:	/s/ Peter Aronson
Name: Peter Aronson
Title: Authorized Signer

SCHEDULE A

DEFINED TERMS

The following terms used in the Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

Defined Term	Definition
Commencement Date	March 1, 2012
Maturity Date	July 17, 2012
Original Term Interest Rate	4.5% per annum
Original Term Default Interest Rate	6.5% per annum
Extension Period Interest Rate	14% per annum
Extension Period Default Interest Rate	16% per annum